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                                                                     EXHIBIT 5.1

                         [ANDREWS KURTH LLP LETTERHEAD]






                                December 7, 2004

Frontier Oil Corporation
10000 Memorial Drive
Suite 600
Houston, Texas 77024


Re:   Frontier Oil Corporation
      Registration Statement on Form S-4 (Registration No. 333-120643).

Ladies and Gentlemen:

We have acted as special counsel to Frontier Oil Corporation, a Wyoming corporation (the "Company"), in connection with the public offering of $150,000,000 aggregate principal amount of the Company's 6.625% Senior Notes due October 1, 2011 (the "Exchange Notes"), which are to be guaranteed pursuant to guarantees thereof (the "Guarantees") by each of the subsidiaries of the Company that are parties to the Indenture (as defined below) (collectively, the "Guarantors" and together with the Company, the "Obligors"). The Exchange Notes are to be issued under an Indenture dated as of October 1, 2004 (the "Indenture") among the Obligors and Wells Fargo Bank, N.A., as trustee (the "Trustee"), pursuant to an exchange offer (the "Exchange Offer") by the Company, in exchange for a like principal amount of the Company's issued and outstanding 6.625% Senior Notes due October 1, 2011 (the "Outstanding Notes"), as contemplated by the Registration Rights Agreement dated as of October 1, 2004 (the "Registration Rights Agreement") by and among the Obligors and Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc., as the initial purchasers of the Outstanding Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the registration statement on Form S-4 (Registration No. 333-120643) of the Obligors, filed with the Securities and Exchange Commission (the "SEC") on November 19, 2004 (the "Registration Statement");

(ii) the Registration Rights Agreement;

(iii) the Indenture; and

(iv) the form of the Exchange Notes attached to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates
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of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto had or will have the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Obligors and others.

We express no opinion other than as to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer, the Exchange Notes and the Guarantees.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and legally binding obligations of the Company, and (2) each Guarantee will constitute a valid and legally binding obligation of the Guarantor that is a party thereto.

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provisions purporting to (1) establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts, and (2) require the disregard of mandatory choice of law rules.

In rendering the opinion set forth above, we have assumed that (a) the execution and delivery by the Company of the Indenture and the Exchange Notes, the execution and delivery by each of the Guarantors of the Indenture, and the performance by the Company and each of the Guarantors of its obligations under the Indenture and the Exchange Notes, do not and will not violate, conflict with or constitute a default under the respective charters and by-laws of the Company and the
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Guarantors or any agreement or instrument to which the Company or any Guarantor or its properties is subject and (b) the Company is validly existing and in good standing under the laws of the State of Wyoming and has complied with all aspects of such laws in connection with the issuance of the Exchange Notes and the related transactions.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.


                                            Very truly yours,

                                            /s/ ANDREWS KURTH LLP

                                            ANDREWS KURTH LLP